EXHIBIT 99.1

AntriaBio Extinguishes $44 Million Contingent Liability

LOUISVILLE, CO – November 10, 2014 – AntriaBio, Inc. (OTCQB: ANTB) a biopharmaceutical corporation focused on developing novel extended release therapies, announced today that it has successfully extinguished $44 million of contingent milestone payments owed by AntriaBio to the bankruptcy estate of PR Pharmaceuticals, Inc. (the “Estate”).

AntriaBio acquired the operating assets of the Estate in 2013 for an upfront payment and an obligation to make contingent milestone payments. On October 1, 2014, the Estate agreed to terminate the contingent payment obligation from AntriaBio in exchange for $55,000 under terms that were approved by the United States Bankruptcy Court, District of Colorado on October 22, 2014. The transaction closed on November 6, 2014 and AntriaBio extinguished such obligation.

Nevan Elam, AntriaBio’s Chairman and Chief Executive Officer, commented, “We are thrilled to have eliminated this significant contingent liability as we prepare to advance our lead product candidate, AB101, into clinical development. We believe the removal of the $44 million obligation immediately increases shareholder equity in a meaningful way.”

About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company that develops novel extended release therapies by combining proprietary formulation and manufacturing capabilities with well-known molecules to significantly improve standards of care. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a $10 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Jenene Thomas
Investor Relations and Corporate Communications Advisor
Jenene Thomas Communications, LLC
(908) 938-1475
jenene@jenenethomascommunications.com

Source: AntriaBio Inc.

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